HEI Exhibit 5(a)

[LETTERHEAD OF GOODSILL ANDERSON QUINN & STIFEL]

March 7, 2003

Hawaiian Electric Industries, Inc.

900 Richards Street

Honolulu, Hawaii 96813

Ladies and Gentlemen:

Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Company”), has filed a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering the registration of $300,000,000 principal amount of Medium-Term Notes, Series D (the “Notes”). Under the terms of the Indenture dated as of October 15, 1988, between the Company and Citibank, N.A., as trustee (the “Trustee”), as previously supplemented and as further supplemented by the Third Supplemental Indenture dated as of August 1, 2002 between the Company and the Trustee, in substantially the form attached as an Exhibit to the Registration Statement (said Indenture, as so supplemented, hereinafter referred to as the “Indenture”), the Notes may be issued from time to time with the specific terms to be determined at the time of sale. This opinion relates to the Notes (the “Applicable Notes”) described in Pricing Supplement Nos. 1 and 2, each dated March 4, 2003, filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 5, 2003, to the Prospectus dated August 16, 2002.

In connection with the filing of the Registration Statement, we have examined the Registration Statement, the Indenture and such corporate and other records, certificates and documents and such matters of fact and Hawaii law as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In expressing the following opinions, we have relied, with your and its approval, as to all matters of New York law related to this opinion upon the opinion of even date herewith addressed to us of Pillsbury Winthrop LLP.

Based on the foregoing, we advise you that in our opinion:

1.   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Hawaii.

2.   The Applicable Notes constitute valid and legally binding obligations of the Company, except as may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights

March 7, 2003

generally and general equitable principles (whether considered in a proceeding in equity or at law) and subject to an implied covenant of reasonableness, good faith and fair dealing.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies (and the authenticity of the originals of such documents), the accuracy and completeness of all corporate records made available to us by the Company and the capacity of each party executing a document (other than the Company) to so execute such document.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated March 7, 2003, which is incorporated by reference in the Registration Statement, and to the reliance by Pillsbury Winthrop LLP on this opinion in connection with its opinion of even date herewith addressed to us insofar as such opinion relates to matters of Hawaii law. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ GOODSILL ANDERSON QUINN & STIFEL LLP